Exhibit 99.1

FOR IMMEDIATE RELEASE Wednesday, July 8, 2015	INVESTOR RELATIONS CONTACT: Ashlee Kishimoto (808) 838-5421 Ashlee.Kishimoto@HawaiianAir.com

MEDIA RELATIONS CONTACTS: Alison Croyle (808) 835-3886 Alison.Croyle@HawaiianAir.com

Hawaiian Airlines Reports June 2015 Traffic Statistics

HONOLULU — Hawaiian Airlines, Inc., a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA), has announced its system-wide traffic statistics for the month of June, second quarter, and year to date and updated its expectations for certain second quarter financial metrics.

SYSTEM-WIDE OPERATIONS(1)

JUNE	2015	2014	% CHANGE
PAX	950,761	884,559	7.5%
RPMS (000)	1,294,685	1,223,991	5.8%
ASMS (000)	1,538,321	1,472,398	4.5%
LF	84.2%	83.1%	1.1 pts.

SECOND QUARTER	2015	2014	% CHANGE
PAX	2,659,531	2,526,372	5.3%
RPMS (000)	3,590,510	3,395,161	5.8%
ASMS (000)	4,441,648	4,262,774	4.2%
LF	80.8%	79.6%	1.2 pts.

YEAR-TO-DATE	2015	2014	% CHANGE
PAX	5,181,826	4,931,903	5.1%
RPMS (000)	6,938,120	6,626,880	4.7%
ASMS (000)	8,671,330	8,301,743	4.5%
LF	80.0%	79.8%	0.2 pts.

PAX                                Passengers transported

RPM                             Revenue Passenger Miles; one paying passenger transported one mile

ASM                              Available Seat Miles; one seat transported one mile

LF                                         Load Factor; percentage of seating capacity filled

(1) Includes the operations of contract carriers under capacity purchase agreements.

Second Quarter 2015 Outlook

The Company has revised its expectations provided in its First Quarter Earnings Release on April 23, 2015.

Specifically, the Company now expects its costs per available seat mile (ASM) excluding fuel to improve relative to prior guidance for the quarter ending June 30, 2015.

Also, the Company expects its operating revenue per ASM to decrease relative to prior guidance for the quarter ending June 30, 2015, with the change from prior guidance primarily a result of lower than expected passenger revenue on its domestic routes.

The table below summarizes the Company’s revised expectations for the quarter ending June 30, 2015, expressed as an expected change compared to the results for the quarter ended June 30, 2014 (the results for which are presented for reference).

	Second
	Quarter
Item	2014	Prior Guidance	Revised Guidance
Cost Per ASM Excluding Fuel (cents)	8.21	Up 0.5% to up 3.5%	Flat to up 1%
Operating Revenue per ASM (cents)	13.51	Down 1% to down 4%	Down 4% to down 5%
Gallons of jet fuel consumed (millions)	56.9	Up 2% to up 4%	Up 1.5% to up 2.5%
Economic fuel cost per gallon	$3.09	$2.10 to $2.20	$2.21 to $2.26

The Company believes that economic fuel expense is the best measure of the effect of fuel prices on the business as it most closely approximates the net cash outflow associated with the purchase of fuel for operations in a period and is consistent with how management manages the business and assesses operating performance. The Company defines economic fuel expense as raw fuel expense plus (gains)/losses realized through actual cash payments to/(receipts from) hedge counterparties for fuel hedge derivatives settled in the period inclusive of costs related to hedging premiums.

During the quarter, the Company updated its fleet plan and entered into a six year lease for an A330-200 aircraft for delivery in the summer of 2016 and accelerated the planned retirement for some of its Boeing 767-300 aircraft which smoothed its capacity growth over the next few years.  The Company’s expectation for low single digit capacity growth through the end of the decade remains unchanged and the Company expects its 2016 capacity growth to be consistent with this expectation.

Safe Harbor Statement

This investor update contains forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance including but not limited to statements regarding the Company’s operating revenue per available seat mile, cost per available seat mile excluding fuel, available seat miles, gallons of jet fuel consumed and economic fuel cost per gallon, each for the quarter ending June 30, 2015.  These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results for the quarter ending June 30, 2015 to be materially different from any expected results, expressed or implied, in these forward-looking statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.  Additional information on risk factors that could potentially affect the Company’s operations and financial results may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and subsequent filings with the Securities Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.

About Hawaiian Airlines

Hawaiian® has led all U.S. carriers in on-time performance for each of the past 11 years (2004-2014) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the highest of all domestic airlines serving Hawai‘i.

Now in its 86th year of continuous service, Hawaiian is Hawai‘i’s biggest and longest-serving airline, as well as the largest provider of passenger air service from its primary visitor markets on the U.S. Mainland. Hawaiian offers non-stop service to Hawai‘i from more U.S. gateway cities (11) than any other airline, along with service from Japan, South Korea, China, Australia, New Zealand, American Samoa and Tahiti. Hawaiian also provides approximately 160 jet flights daily between the Hawaiian Islands, with a total of more than 200 daily flights system-wide.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow updates on Twitter about Hawaiian (@HawaiianAir) and become a fan on its Facebook page.